UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2010

QCR Holdings, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-22208

Delaware	42-1397595
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

3551 Seventh Street
Moline, Illinois 61265
(Address of principal executive offices, including zip code)

(309) 743-7721
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On June 30, 2010, QCR Holdings, Inc. (the “Company”) closed a private placement offering resulting in the issuance of 25,000 shares of Series E Non-Cumulative Convertible Perpetual Preferred Stock (“Series E Preferred Stock”) to accredited investors for an aggregate purchase price of $25 million, or $1,000 per share.  As consideration for the shares of Series E Preferred Stock, the Company accepted cash or shares of its Series B Non-Cumulative Perpetual Preferred Stock (“Series B Preferred Stock” or Series C Non-Cumulative Perpetual Preferred Stock (“Series C Preferred Stock”).  All 268 issued and outstanding shares of Series B Preferred Stock and all 300 issued and outstanding shares of Series C Preferred Stock were tendered to the Company in the offering in exchange for shares of Series E Preferred Stock based on the aggregate $20.9 million liquidation value of the Series B Preferred Stock and Series C Preferred Stock.  The Company also received $4.1 million in cash subscriptions for Series E Preferred Stock in the offering.

The shares of Series E Preferred Stock have a stated dividend rate of 7.00%.  Dividends are not accrued and are payable only if declared, and no dividends may be declared on the Company’s common stock unless and until dividends have been declared on the outstanding shares of Series E Preferred Stock and the Fixed Rate Cumulative Perpetual Preferred Stock, Series D, issued by the Company to the U.S. Treasury under the Capital Purchase Program.  The shares of Series E Preferred Stock are convertible, at the option of the holder, at any time into the number of shares of the Company’s common stock equal to $1,000 divided by the conversion price then in effect.  The conversion price will initially be $12.15, subject to anti-dilution adjustments upon the occurrence of certain events.  The Company has the right, on or after the third anniversary of the issuance date, to convert the Series E Preferred Stock into the number of shares of common stock equal to $1,000 divided by the conversion price then in effect. The Company may only exercise this option if the Company’s common stock price equals or exceeds $17.22 for at least 20 trading days in a period of 30 consecutive trading days and the Company has paid full dividends on the shares of Series E Preferred Stock for four consecutive quarters.

The Company has the right, at any time after the fifth anniversary of the issuance date, subject to all required regulatory approvals, to redeem all, but not less than all, of the shares of Series E Preferred Stock then outstanding.  The shares can be redeemed for an amount per share in cash which is equal to: (i) $1,000; plus (ii) any declared but unpaid dividends for the then-current dividend period.  The Company’s Designation of Rights, Preferences and Limitations of Series E Non-Cumulative Convertible Perpetual Preferred Stock is filed as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

The Series E Preferred Stock issued in the private placement was not registered under the Securities Act of 1933 (the “Act”) and was issued pursuant to an exemption from registration under Regulation D of the rules promulgated under the Act.

Item 3.03. Material Modification to Rights of Security Holders.

The information provided in Item 3.02 is hereby incorporated into this Item 3.03 by reference.

Item 8.01. Other Events.

On July 1, 2010, the Company issued a press release regarding the closing of the private placement transaction, a copy of which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

99.1.	Designation of Rights, Preferences and Limitations of Series E Non-Cumulative Convertible Perpetual Preferred Stock of QCR Holdings, Inc. filed with the Secretary of State of the State of Delaware

99.2        Press release dated July 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QCR Holdings, Inc.

Dated: July 1, 2010	By:	/s/ Todd A. Gipple
Todd A. Gipple Executive Vice President, Chief Operating Officer and Chief Financial Officer